Exhibit 99.1

+News Release

FOR IMMEDIATE RELEASE

Broadway Financial Corporation Announces Increased Profits for 3rd Quarter 2017

LOS ANGELES, CA — (BUSINESS WIRE) — October 31, 2017 — Broadway Financial Corporation (the “Company”) (NASDAQ Capital Market: BYFC), parent company of Broadway Federal Bank, f.s.b. (the “Bank”), today reported net income of $503 thousand, or $0.02 per diluted share, for the third quarter of 2017, compared to net income of $327 thousand, or $0.01 per diluted share, for the third quarter of 2016.

For the nine months ended September 30, 2017, the Company reported net income of $2.3 million, or $0.09 per diluted share, compared to $1.3 million, or $0.04 per diluted share, for the nine months ended September 30, 2016.

The higher earnings during the third quarter of 2017 compared to the third quarter of 2016 primarily resulted from an increase of $213 thousand in net interest income, a loan loss provision recapture of $300 thousand and a gain of $160 thousand on sale of loans.  These increases were partially offset by an increase of $214 thousand in non-interest expense.  In addition, the Company recorded income tax expense of $284 thousand during the third quarter of 2017, but did not report any income tax expense during the third quarter of 2016 because adjustments to the valuation allowance for deferred tax assets offset income tax expense during that period.

The increase in net income for the nine months ended September 30, 2017 compared to the first nine months of 2016 was primarily due to an increase of $1.1 million in non-interest income, an increase of $782 thousand in net interest income and an increase of $400 thousand in loan loss provision recaptures.  The increase in non-interest income reflected a settlement of insurance litigation for $1.2 million in the first quarter 2017 and a gain of $383 thousand from loan sales during 2017, offset in part by the absence of a grant from the U.S. Department of the Treasury’s Community Development Financial Institutions (“CDFI”) Fund that was received in early 2016.  The increase in net interest income was primarily due to higher average balances for loans and interest earning assets.  The increased recaptures of loan loss provisions of $400 thousand was primarily because of higher loan recoveries.  These increases were partially offset by higher non-interest expense of $75 thousand and an increase in income tax expense of $1.2 million.  As noted above, the Company did not report material income tax expense during 2016 because adjustments to the valuation allowance for deferred tax assets offset income tax expense during that year.

Chief Executive Officer, Wayne Bradshaw, commented, “I am pleased to announce that Broadway once again generated a quarterly profit that exceeded the profits earned in the comparable period of the prior year.  This performance reflects the skill of our team and the quality of the Bank’s loans, as we generated non-interest income from the sale of over $34 million of loans during the quarter, and over $81 million year-to-date, to maintain compliance with loan concentration guidelines established by the Bank’s primary regulator, while reducing non-accrual loans by almost 27% and achieving loan recoveries of $560 thousand since the end of 2016.

“As mentioned earlier this year, we plan to re-deploy cash generated from loan sales into purchases of prime single-family loans to replace most of the interest income that the Bank would otherwise generate if we had not sold the multi-family loans.  Going forward, we intend to allocate progressively more resources to growing a portfolio of construction loans and related permanent commercial real estate loans, which will leverage the expertise of our lending team and the relationships that we enjoy with our long-term commercial borrowers.  We believe that this niche matches our strengths and can help the Bank originate interest earning assets that will generate better interest margins than those available from prime single-family and multi-family mortgages.

“I wish to thank our team for their dedication and tireless efforts to build value, as we have also increased the Bank’s capital ratios and the Company’s book value per share during the year, while maintaining very low levels of non-performing assets.  In addition, I wish to thank our stockholders for their continuing support of our mission and business plans.”

Net Interest Income

For the third quarter of 2017, net interest income increased by $213 thousand from the same period a year ago primarily because of an increase in the average balance of interest earning assets.  During the quarter, the net interest margin increased slightly to 3.03% from 3.02% for the same period in 2016.

Interest income on loans increased by $292 thousand to $4.1 million for the third quarter of 2017, from $3.8 million for the third quarter of 2016.  Higher interest income on loans for the third quarter of 2017 resulted from an increase of $32.9 million in the average balance of loans receivable, which increased interest income by $354 thousand.  However, the average yield on loans during the third quarter of 2017 decreased by 7 basis points compared to the third quarter of 2016, which reduced interest income by $62 thousand.  The decrease in the average yield on loans primarily resulted from the payoff of loans with higher rates than those originated over the last year.  The lower rates on loan originations primarily reflect the low interest rate environment and competitive market conditions.

Interest income on securities and other short-term investments increased by $39 thousand to $217 thousand for the third quarter of 2017, from $178 thousand for the third quarter of 2016.  Interest income on short-term investments increased by $60 thousand, primarily reflecting an increase of 85 basis points in the average yield on short-term investments, which was offset in part by a decrease of $11 thousand in interest income on securities and a decrease of $10 thousand in dividend income earned on the Bank’s investment in Federal Home loan Bank (“FHLB”) stock.

Interest expense on deposits increased by $43 thousand to $611 thousand for the third quarter of 2017, from $568 thousand for the third quarter of 2016.  Higher interest expense on deposits for the third quarter of 2017 primarily resulted from an increase of 4 basis points in the average cost of deposits, which increased interest expense by $42 thousand.  The average balance of deposits increased by $8.0 million, which increased interest expense by $1 thousand.

Interest expense on borrowings increased by $75 thousand to $494 thousand for the third quarter of 2017, from $419 thousand for the third quarter of 2016.  Higher interest expense on borrowings for the third quarter of 2017 primarily resulted from an increase of $20.9 million in the average balance of FHLB advances, which increased interest expense by $104 thousand, offset in part by a decrease of 19 basis points in the average cost of FHLB advances, which reduced interest expense by $36 thousand.  Additionally, the interest rate on the Company’s junior subordinated debentures increased during the third quarter of 2017, resulting in additional interest expense of $7 thousand.

For the nine months ended September 30, 2017, net interest income increased by $782 thousand to $9.3 million from $8.5 million for the same period a year ago, as the impact of a higher average balance of interest-earning assets more than offset the impact of a lower net interest margin.  Average interest-earning assets increased by $44.5 million to $432.6 million for the nine months ended September 30, 2017 from $388.1 million for the same period in 2016.  The net interest margin decreased by 6 basis points to 2.87% for the nine months ended September 30, 2017 from 2.93% for the same period in 2016, primarily due to the decline in average yield on loans.

Loan Loss Provision Recapture

The Company recorded a loan loss provision recapture of $300 thousand for the third quarter of 2017, whereas no loan loss provision recapture was recorded for the third quarter of 2016.  The loan loss provision recapture during the third quarter of 2017 was primarily due to payoffs and recoveries of problem loans.  At September 30, 2017, the allowance for loan losses (“ALLL”) was $4.2 million, or 1.30% of our gross loans receivable held for investment, compared to $4.6 million, or 1.20% of our gross loans receivable held for investment at December 31, 2016.

Non-interest Income

Non-interest income for the third quarter of 2017 totaled $305 thousand, compared to $144 thousand for the third quarter of 2016.  The increase in non-interest income of $161 thousand primarily reflected a gain of $160 thousand from the sale of loans during the third quarter of 2017, whereas the Bank did not sell any loans during the third quarter of 2016.

For the nine months ended September 30, 2017, non-interest income totaled $2.0 million, compared to $886 thousand for the same period a year ago.  The increase of $1.1 million in non-interest income was primarily due to an insurance litigation settlement of $1.2 million and a gain of $383 thousand from the sale of loans during the first nine months of 2017.  These increases were partially offset by a grant of $265 thousand that the Bank received from the CDFI Fund during the first nine months of 2016.  Additionally, the results for the first nine months of 2016 included an unusually large early withdrawal fee that generated income of $80 thousand, a loan extension fee of $50 thousand, and a foreclosure forbearance fee of $38 thousand.

Non-interest Expense

Non-interest expense for the third quarter of 2017 totaled $3.1 million, compared to $2.8 million for the third quarter of 2016.  The increase of $214 thousand in non-interest expense during the third quarter of 2017 was primarily due to an increase of $149 thousand in compensation and benefits expense, primarily reflecting salary increases, higher staffing levels and a lower amount of salary deferred as loan origination costs, compared to the same period a year ago.  Additionally, other expense increased by $116 thousand during the third quarter of 2017 primarily due to payment of $75 thousand of expenses related to the U.S. Treasury’s sale of a portion of its holdings of the Company’s shares to a Southern California based bank and a provision of $41 thousand for unfunded commitments.  The sale of shares by the U.S. Treasury, combined with three other sales by the U.S. Treasury over the past 10 months, lowered the U.S. Treasury’s holding to less than 10% of the Company’s equity interests.  The increases in non-interest expense were partially offset by a decrease of $50 thousand in professional services expense, primarily legal expenses, during the third quarter of 2017 compared to the third quarter of 2016.

For the nine months ended September 30, 2017, non-interest expense totaled $8.8 million, compared to $8.7 million for the same period a year ago.  The increase of $75 thousand in non-interest expense was primarily due to an increase of $244 thousand in other expense and an increase of $70 thousand in occupancy expense, which were partially offset by a decrease of $148 thousand in compensation and benefits expense and a decrease of $92 thousand in professional services expense.  Other expense increased by $244 thousand primarily due to payments of $214 thousand for expenses related to three sales by the U.S. Treasury of a portion of its holdings of the Company’s shares.  Compensation and benefits expense decreased by $148 thousand primarily due to a reversal to reduce a deferred compensation liability due to a former executive by $700 thousand, which was partially offset by a net increase of $85 thousand in stock based compensation expense and a net increase of $441 thousand in salary expense.  Professional services expense decreased by $92 thousand during 2017 primarily due to the timing of third-party loan review costs.

Income Taxes

Income taxes are computed by applying the statutory federal income tax rate of 34.0% and the California income tax rate of 10.84% to taxable income.  The Company recorded income tax expense of $284 thousand during the third quarter and $1.2 million for the nine months ended September 30, 2017, compared to $0 and $2 thousand for the comparable periods in 2016.  The Company’s effective income tax rate was 36.1% and 35.0% for the three and nine months ended September 30, 2017, respectively, compared to 0.0% for the comparable periods in 2016.  The tax expense for 2016 primarily reflected the statutory minimum taxes payable to the State of California and the existence of and adjustment to the valuation allowance on deferred tax assets.  The Company eliminated the balance of its valuation allowance on deferred tax assets at the end of 2016.  The deferred tax assets totaled $5.7 million at September 30, 2017, and $6.9 million at December 31, 2016.

Balance Sheet Summary

Total assets increased by $11.6 million to $440.7 million at September 30, 2017 from $429.1 million at December 31, 2016.  The growth in assets included an increase of $49.9 million in cash and cash equivalents, an increase of $22.5 million in loans receivable held for sale and an increase of $958 thousand in REO, which were partially offset by a decrease of $58.9 million in net loans receivable held for investment, a decrease of $1.7 million in securities available-for-sale and a decrease of $1.2 million in deferred tax assets.  As explained above, we intend to re-invest cash generated from the loans sold prior to the end of September into purchases of prime single-family loans to increase the Bank’s interest income.

During the first nine months of 2017, we allocated $94.7 million, or 96%, of our originations during the period as held for sale and we transferred $9.3 million of multi-family loans from the portfolio of loans held for investment to the portfolio of loans held for sale as part of our loan concentration risk management program.  Also, during the first nine months of the year, we completed sales of $81.1 million of multi-family loans that generated the gain on loan sales mentioned above.  The Bank had no loans receivable held for sale during 2016.

Loans receivable held for investment, net of the allowance for loan losses, totaled $320.5 million at September 30, 2017, compared to $379.5 million at December 31, 2016.  During the first nine months of 2017, the Bank originated for portfolio $4.7 million in multi-family loans, compared to $90.8 million during the first nine months of 2016.  Loan repayments during the first nine months of 2017 totaled $54.1 million, compared to $50.9 million during the first nine months of 2016.

During the third quarter of 2017, the Bank received a deed in lieu of foreclosure for a loan that had been written down to a carrying amount of $506 thousand.  A new REO was recorded for the deed at fair value, net of estimated selling costs, of $958 thousand, which resulted in a recovery of $201 thousand for the prior charge-off and interest income of $251 thousand for interest payments applied to principal balance while the loan was on non-accrual status.

Deposits increased to $294.9 million at September 30, 2017 from $287.4 million at December 31, 2016, which consisted of an increase of $7.4 million in core deposits (NOW, demand, money market and passbook accounts) and an increase of $53 thousand in certificates of deposit (“CDs”).  The increase in CDs during 2017 was primarily due to an increase of $27.8 million in Certificate of Deposit Account Registry Service (“CDARS”) accounts and an increase of $18.3 million in retail CDs, which were partially offset by a decrease of $46.0 million in QwickRate CDs.

FHLB advances increased to $86.0 million at September 30, 2017 from $85.0 million at December 31, 2016.

Stockholders’ equity was $48.1 million, or 10.92% of the Company’s total assets, at September 30, 2017, compared to $45.5 million, or 10.61% of the Company’s total assets, at December 31, 2016.  The Company’s book value was $1.75 per share as of September 30, 2017, compared to $1.66 per share as of December 31, 2016.

At September 30, 2017, the Bank’s Total Capital ratio was 19.41% and its Leverage ratio (Tier 1 Capital to adjusted total assets) was 11.07%, compared to a Total Capital ratio of 16.62% and a Leverage ratio of 10.60% at December 31, 2016.

About Broadway Financial Corporation

Broadway Financial Corporation conducts its operations through its wholly-owned subsidiary, Broadway Federal Bank, f.s.b., which is the leading community-oriented savings bank in Southern California serving low-to-moderate income communities.  We offer a variety of residential and commercial real estate loan products for consumers, businesses, and non-profit organizations, other loan products, and a variety of deposit products, including checking, savings and money market accounts, certificates of deposits and retirement accounts.  The Bank operates three full service branches, two in the city of Los Angeles, California, and one located in the nearby city of Inglewood, California.

Shareholders, analysts and others seeking information about the Company are invited to write to:  Broadway Financial Corporation, Investor Relations, 5055 Wilshire Blvd., Suite 500, Los Angeles, CA 90036, or visit our website at www.broadwayfederalbank.com.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements are based upon our management’s current expectations, and involve risks and uncertainties.  Actual results or performance may differ materially from those suggested, expressed, or implied by the forward-looking statements due to a wide range of factors including, but not limited to, the general business environment, the real estate market, competitive conditions in the business and geographic areas in which the Company conducts its business, regulatory actions or changes, and other risks detailed in the Company’s reports filed with the Securities and Exchange Commission, including the Company’s Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q.  The Company undertakes no obligation to revise any forward-looking statement to reflect any future events or circumstances, except to the extent required by law.

SOURCE:  Broadway Financial Corporation

Contact:      Brenda J. Battey, Chief Financial Officer, (323) 556-3264; or
investor.relations@broadwayfederalbank.com

BROADWAY FINANCIAL CORPORATION AND SUBSIDIARY

Selected Financial Data and Ratios (Unaudited)

(Dollars in thousands, except per share data)

	September 30, 2017	December 31, 2016
Selected Financial Condition Data and Ratios:
Cash and cash equivalents	$68,345	$18,430
Securities available-for-sale, at fair value	11,474	13,202
Loans receivable held for sale	22,521	—
Loans receivable held for investment	324,735	384,057
Allowance for loan losses	(4,213)	(4,603)
Loans receivable held for investment, net of allowance	320,522	379,454
Total assets	440,652	429,083
Deposits	294,920	287,427
FHLB advances	86,000	85,000
Junior subordinated debentures	5,100	5,100
Total stockholders’ equity	48,115	45,526

Book value per share	$1.75	$1.66
Equity to total assets	10.92%	10.61%

Asset Quality Ratios:
Non-accrual loans to total loans	0.62%	0.77%
Non-performing assets to total assets	0.71%	0.69%
Allowance for loan losses to total gross loans	1.30%	1.20%
Allowance for loan losses to total delinquent loans	571.64%	331.63%
Allowance for loan losses to non-performing loans	195.05%	156.35%

Non-Performing Assets:
Non-accrual loans	$2,160	$2,944
Loans delinquent 90 days or more and still accruing	—	—
Real estate acquired through foreclosure	958	—
Total non-performing assets	$3,118	$2,944

	Three Months Ended September 30,				Nine Months Ended September 30,
	2017		2016		2017		2016
Selected Operating Data and Ratios:
Interest income	$4,344		$4,013		$12,617		$11,401
Interest expense	1,105		987		3,297		2,863
Net interest income	3,239		3,026		9,320		8,538
Loan loss provision recapture	300		—		950		550
Net interest income after loan loss provision recapture	3,539		3,026		10,270		9,088
Non-interest income	305		144		1,986		886
Non-interest expense	(3,057)		(2,843)		(8,768)		(8,693)
Income before income taxes	787		327		3,488		1,281
Income tax expense	284		—		1,220		2
Net income	$503		$327		$2,268		$1,279

Earnings per common share — basic and diluted	$0.02		$0.01		$0.09		$0.04

Loan originations (1)	$9,277	(2)	$30,845		$99,420	(2)	$90,775

Net recoveries to average loans	(0.28	)%(3)	(0.06	)%(3)	(0.19	)%(3)	(0.13	)%(3)
Return on average assets	0.46	%(3)	0.32	%(3)	0.68	%(3)	0.43	%(3)
Return on average equity	4.22	%(3)	2.76	%(3)	6.46	%(3)	3.63	%(3)
Net interest margin	3.03	%(3)	3.02	%(3)	2.87	%(3)	2.93	%(3)

(1)         Does not include net deferred origination costs.

(2)         Includes loans held for sale originations of $8.8 million and $94.7 million for the three and nine months ended September 30, 2017, respectively.

(3)         Annualized